EXHIBIT 5.1




                                November 18, 1997



  Board of Directors
  TETRA Technologies, Inc.
  25025 I-45 North
  The Woodlands, Texas 77380

  Gentlemen:

                    We have acted as counsel to TETRA Technologies, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance of 250,000 shares (the "Shares") of the Company's common stock, $0.01 par value (the "Common Stock"), pursuant to the Company's 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the "Plan").

                    In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

                    Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that such Shares of Common Stock will, when issued in accordance with the terms of the Plan, be legally issued, fully paid and nonassessable.

                    We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,



  1173/2325/2700                                /s/ Andrews & Kurth L.L.P.